Exhibit 99.1

LETTER OF UNDERTAKING

Person undertaking hereby: MING-YIN TSAI

I, MING-YIN TSAI, hereby undertake that I will not exercise the special right of termination of the first item of Article 9 of the original real estate sale and purchase contract, and will handle the subsequent transfer of ownership of the land in accordance with the original sale and purchase contract.

Name: TSAI, MING-YJN Date: July 16, 2019